Exhibit 99.1

Contacts:	For Media:	Ashia Razzaq
MetLife
(212) 578-1538

	For Investors:	John Hall
MetLife
(212) 578-7888

MetLife Declares Third Quarter 2019 Preferred Stock Dividends

NEW YORK, Aug. 15, 2019- MetLife, Inc. (NYSE: MET) today announced that it has declared the following preferred stock dividends:

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Quarterly dividend of $0.25277777 per share on the company’s floating rate non-cumulative preferred stock, Series A, with a liquidation preference of $25 per share (NYSE: MET PRA). The dividend will be payable Sept. 16, 2019, to shareholders of record as of Sept. 1, 2019.

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Semi-annual dividend of $29.375 per share on the company’s 5.875% fixed-to-floating rate non-cumulative preferred stock, Series D, with a liquidation preference of $1,000 per share. The dividend will be payable Sept. 16, 2019, to shareholders of record as of Aug. 31, 2019.

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Quarterly dividend of $351.5625 per share on the company’s 5.625% non-cumulative preferred stock, Series E, with a liquidation preference of $25,000 per share, represented by depositary shares each representing 1/1,000th interest in a share of the preferred stock, holders of which will receive $0.3515625 per depositary share (NYSE: MET PRE). The dividend will be payable Sept. 16, 2019, to shareholders of record as of Aug. 31, 2019.

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About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements
This news release may contain or refer to forward-looking statements. Forward-looking statements give expectations or forecasts of the future using terms such as “anticipate,”

“estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other terms tied to future periods. Results could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are based on assumptions and expectations. They involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. The company has no obligation to correct or update any forward-looking statement. Parts of this news release may include additional information on forward-looking statements.